Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
December 1, 2006	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Alberto Canal
973-715-0908
alberto.c.canal@verizon.com

Verizon Communications Completes the Sale of Its Interest in Verizon Dominicana

NEW YORK – Verizon Communications Inc. (NYSE:VZ) today closed on the sale of Verizon Canada Holdings Corp. to a subsidiary of América Móvil, S.A. de C.V. (NYSE:AMX). As a result, the buyer has purchased Verizon’s interest in Verizon Dominicana, which provides telecommunications services to more than 2.7 million wireless, wireline and broadband customers in the Dominican Republic. The transaction has received the approval of the Dominican Telecommunications Institute (Indotel).

The transaction was announced in April 2006, when Verizon also announced the execution of definitive agreements to sell its interests in Telecomunicaciones de Puerto Rico, Inc. (Puerto Rico Telephone) and Compañia Anónima Nacional Teléfonos de Venezuela

Verizon News Release, page 2

(CANTV, NYSE:VNT) to América Móvil and a company owned jointly by Teléfonos de México and América Móvil. These sales are proceeding.

Verizon Communications Inc. (NYSE:VZ), a New York-based Dow 30 company, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 57 million customers nationwide. Verizon’s Wireline operations include Verizon Business, which operates one of the most expansive wholly-owned global IP networks, and Verizon Telecom, which is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. For more information, visit www.verizon.com.

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